Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Carlisle Companies Incorporated Incentive Compensation Program, as amended and restated January 1, 2015, of our reports dated February 10, 2015, with respect to the consolidated financial statements of Carlisle Companies Incorporated, and the effectiveness of internal control over financial reporting of Carlisle Companies Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

October 22, 2015